Exhibit 10.2

RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT (“Agreement”) is entered into as of September 4, 2016, by and between Digital Power Corporation and Digital Power Ltd. (collectively- “DPC”), on the one hand, and Telkoor Telecom Ltd. and Telkoor Power Supplies Ltd. (collectively- "TTL"), on the other hand. (Each of DPC and TTL shall be referred to as a “Party” and, collectively, the “Parties”.)

WHEREAS on September 4, 2016 Digital Power Corporation, Telkoor Telecom Ltd and Philou Ventures, LLC entered into a Securities Purchase Agreement (“SPA”); and

WHEREAS the Parties acknowledge that there are several outstanding financial issues between them under that certain IP Agreement, dated August 25, 2010, between Digital Power Corporation and Telkoor Power Supplies Ltd. (as amended) and under that certain Manufacturing Rights Agreement, dated December 31, 2012, between Digital Power Corporation and Telkoor Telecom Ltd., as well as some other amounts currently due from TTL to DPC and from DPC to TTL, including but not limited to an amount due from DPC to TTL for chief financial officer services (other than the Current CFO Fees) (all such financial claims and amounts due by the Parties to each other, the "Claimed Debts"); and

Whereas on the Effective Date, Digital Power Corporation will pay Telkoor Telecom Ltd an amount of US$8,000 for chief financial officer services provided during July-August 2016 (the "Current CFO Fees").

WHEREAS the parties agreed in the SPA to enter into this Agreement, the purpose of which is to eliminate the Claimed Debts between the Parties; and

WHEREAS on the Effective Date (as defined below), Telkoor Telecom Ltd. will purchase 1,136,666 shares of common stock owned by Digital Power Corporation in Telkoor Telecom Ltd. (the "Purchased Shares") for their depreciated cost in Digital Power Corporation's financial statements as of June 30, 2016 (the "Shares Purchase Price").

NOW THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration the sufficiency of which is hereby acknowledged the Parties agree as follows:

1.	This Agreement is subject to the closing of the SPA, and shall become effective upon the closing date of the SPA (the “Effective Date”).

2.	Upon the Effective Date, the Claimed Debts of the Parties shall be eliminated.

3.

The Parties hereby forever indemnify, release and discharge each other (and their respective affiliates, subsidiaries, agents, employees, officers, directors, shareholders, representatives or fiduciaries) from any and all claims, actions, causes of action, suits, debts, accounts reckoning, covenants, contracts, and demands of every nature and kind whatsoever and howsoever arising, whether known or unknown, suspected or unsuspected, in law or equity which they and their successors ever had, in each case by reason of or arising directly or indirectly from the Claimed Debts.

4.

In order to facilitate the payment for the Purchased Shares, prior to the Effective Date Telkoor Telecom Ltd. will instruct Philou Ventures, LLC to transfer directly to Digital Power Corporation on the Effective Date an amount equal to the Shares Purchase Price in lieu of such amount being transferred to Telkoor Telecom Ltd. as part of the Purchase Price (as defined in SPA).

5.	This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

6.

Any notice or communication with respect to this Agreement must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the seventh (7th) business day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the third day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to DPC:

Digital Power Corporation

48430 Lakeview Blvd

Fremont, California 94538-3158

Attention: Amos Kohn, Chief Executive Officer

Telephone:     (510) 657-2635

Facsimile:       (510) (510) 657-6634

Email:             akohn@digipwr.com

If to TTL:

Telkoor Telecom Ltd.

5 Giborei Israel

Netanya 42293 Israel

Attention: Ben-Zion Diamant, Chief Executive Officer

Telephone:     (972) 9 863 2310

Facsimile:       (972) 9 865 8444

Email:             bdiamant@telkoortelecom.com

7.

This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the County of Alameda, California. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of California and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of California. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in person jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

8.

In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

9.

This Agreement constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

DIGITAL POWER CORPORATION		TELKOOR TELECOM LTD.

By:	/s/Amos Kohn	By:	/s/ Ben-Zion Diamant
Name:	Amos Kohn	Name:	Ben-Zion Diamant
Title:	President & Chief Executive Officer	Title:	Chief Executive Officer

DIGITAL POWER LTD.		TELKOOR POWER SUPPLIES LTD.

By:	/s/ Jake Moir	By:	/s/ Ben-Zion Diamant
Name:	Jake Moir	Name:	Ben-Zion Diamant
Title:	Managing Director	Title:	Chief Executive Officer

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